                                                                    Exhibit 12.1
                                                                    ------------

                     Tokheim Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                     (Amounts in thousands except ratios)

                                                                                                 Six
                                                                                             Months Ended
                                                    Year Ended November 30,                     May 31,
                                            1994     1995     1996      1997      1998      1998       1999
                                           ------   ------   -------   -------   -------   -------   --------
Fixed charges:
  Interest expense.......................  $3,058   $3,588   $ 7,793   $17,288   $20,079   $ 7,640   $ 25,177
  Rent expense...........................     359      662       945     1,368     2,121     1,061      1,026
  Preferred stock dividends..............   1,617    1,580     1,543     1,512     1,484       744        747
                                           ------   ------   -------   -------   -------   -------   --------
    Total fixed charges..................   5,034    5,830    10,281    20,168    23,684     9,445     26,950
                                           ------   ------   -------   -------   -------   -------   --------

Earnings available for fixed charges:
  Earnings (loss) before income taxes....   1,932    3,270    (1,229)    5,197    (2,698)   (2,369)   (19,656)
  Add: fixed charges.....................   5,034    5,830    10,281    20,168    23,684     9,445     26,950
                                           ------   ------   -------   -------   -------   -------   --------
    Total earnings available for fixed
      charges............................  $6,966   $9,100   $ 9,052   $25,365   $20,986   $ 6,267   $  7,775
                                           ======   ======   =======   =======   =======   =======   ========

Ratio of earnings to fixed charges.......     1.4x     1.6x      0.9x      1.3x      0.9x      0.7x       0.3x
                                           ======   ======   =======   =======   =======   =======   ========

Note: For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, the portion of rental expense assumed to represent interest and dividends on the ESOP Preferred Stock which services the Guaranteed ESOP Obligation. Earnings were insufficient to cover fixed charges by $1,229, $2,698, $2,369, and $19,656 for the fiscal years ended November 30, 1996 and 1998, and the six months ended May 31, 1998 and 1999, respectively.